Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-168936, 333-183704, and 333-183703) and the Registration Statement on Forms S-8 (Nos. 333-120141 and 333-162135) of Cytomedix, Inc. of our report dated March 26, 2012 relating to the financial statements, which appears in this Annual Report on Form 10-K/A.

/s/ Stegman & Company

Baltimore, Maryland
October 16, 2012